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[Sonic Letterhead]                                                 EXHIBIT 10.15

                               November 24, 1997


                                                                    [Sonic Logo]
Mr. Orlando P. Rodrigues
375 Silverwood Circle
Southlake, TX 76092

Dear Orlando:

It is my great pleasure to offer you the position of Vice President of Marketing for Sonix Technologies, Inc., reporting directly to the President & CEO. Having full responsibility for setting the marketing direction of the Company and for executing it, you will also function as a senior member of the executive management team and apply for a broad range of business skills to run the enterprise. Together, we will build Sonix Technologies into the most exciting, customer-satisfying company in the history of hearing health care.

The terms of this offer include the following:

1.  Base salary will be $180,000 per year, paid twice-monthly.

2. You will be paid a one time hiring bonus of $40,000 upon the beginning of your employment with Sonix.

3. Benefits include vacation, holidays, medical insurance for the whole family (fully paid by Sonix), dental insurance and a 401k plan.

4. At the first Board of Directors meeting after your acceptance of this offer, I will ask the Board to grant you an option to purchase 150,000 shares of common stock at the fair market price established by the Board on the date of grant. The grant will be subject to the standard terms and conditions of the Company's Stock Option Agreement. Your shares will vest over four years, the first 25% on the date of your first anniversary of employment at Sonix; the remainder in equal installments over the subsequent 36 month period.

5. The Company will pay reasonable and customary relocation expenses for your move to the Salt Lake City area, including real estate commissions on both ends, moving of household goods, travel for your family, and temporary housing as appropriate. In addition, should you sell your home for less than you paid for it (plus improvements), Sonix will reimburse the difference to you, up to a maximum of $30,000.

6. Employment at Sonix is not for a specific term and can be terminated by you or by the Company at any time, for any reason, with or without cause and with or without notice. If Sonix chooses to terminate your employment, there is no obligation to repay relocation costs
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    nor hiring bonus and, except for cause, Sonix will pay you six months salary as a severance package. If you choose to terminate your employment before completing one full year at Sonix, you agree to repay the hiring bonus and relocation costs.

7. It shall be a condition of your employment that you execute the Company's standard non-disclosure agreement concerning confidentiality and intellectual property rights, and that you will not bring to Sonix any proprietary technology or information from any third party.

8. Sonix anticipates your start date to be January 5, 1998. This offer of employment expires December 1, 1997. Please sign a copy of this letter, indicating your acceptance, and return it to me at your earliest convenience.

Orlando, you and I have an opportunity to help the hearing impaired as they have never been helped before. The underlying technology of the Sonix DSP approach has proven to be very effective in tests at the Mayo Clinic. While the science is sound, the execution is a big challenge. Imagine the satisfaction we will feel in 5 years, having built the best hearing aid company in the world and having created the most satisfied customers in the history of the industry. Please join me for the challenge and the fun!

Sincerely,

/s/ Andrew G. Raguskus

Andrew G. Raguskus
President and CEO



I accept the offer:    /s/ Orlando Rodrigues        Date:       12/1/97
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[Sonix Letterhead]

                                December 1, 1997



Mr. Orlando P. Rodrigues
375 Silverwood Circle
Southlake, TX 76092

Dear Orlando:

The Board of Directors, the management team and I are delighted that you have accepted our offer to join Sonix as the Vice President of Marketing. We look forward to working with you to grow Sonix into a successful world class organization. This correspondence is an addendum to our offer letter dated November 24, 1997.

The Company agrees that, in the event of an acquisition of greater than 50% ownership by another industrial entity for the purposes of commercial exploitation of Sonix technology during the option period, shares under the option agreement indicated in our offer letter shall vest immediately. This accelerated vesting applies only to that portion of the original option remaining at the time of acquisition. If no such acquisition occurs as indicated, you will be bound by the standard, four year vesting provision of the Sonix Stock Option Agreement.

If you have any questions concerning this addition to your offer letter, please contact me. I look forward to seeing you and Chris at the Sonix Winter Party on December 19th. An invitation is enclosed. Our team is excited to begin working with you in early January.

Sincerely,

/s/ Andrew G. Raguskus

Andrew G. Raguskus
President and CEO

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